Exhibit 99.1

Aytu BioPharma Announces the Appointment of Vivian Liu to the Company’s Board of Directors

ENGLEWOOD, CO / June 29, 2022 / Aytu BioPharma, Inc. (NASDAQ: AYTU), a pharmaceutical company focused on developing and commercializing novel therapeutics, today announced the appointment of Vivian Liu to the company’s board of directors, effective July 1, 2022. Ms. Liu will serve as an independent director and as a member of the Nominating & Corporate Governance Committee.

“I’m thrilled to welcome Vivian to Aytu’s board of directors as we continue to transform the company and focus on our key growth drivers of growing our commercial businesses and building a valuable therapeutics pipeline focused on complex and pediatric-onset rare diseases, said Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “Vivian’s broad skill set and deep expertise across clinical and corporate development, along with her significant experience in building and leading emerging biotechnology companies, will serve the company very well. Her global business development knowledge will help us scale as we aim to deliver long-term value to shareholders. I sincerely appreciate Vivian joining our board at this important time in the company’s history.”

Vivian Liu commented, “I am excited to be joining Aytu’s board of directors and look forward to assisting the management team as the company continues to make progress on its strategic plans. As an executive and entrepreneur operating for many years in biotech and pharmaceuticals, I can appreciate the challenges and opportunities that lie ahead and am ready to help lead Aytu as the company continues to grow.”

Vivian Liu currently serves as Head of Corporate Affairs for PREMIA Holdings (HK) Limited, a developer of clinical-genomic oncology databases and service provider to pharmaceutical companies seeking to operate clinical trials throughout Asia. Prior to joining PREMIA, Vivian served in various roles, including as a member of Board of Directors and President, Chief Executive Officer and Chief Financial Officer for Innovus Pharmaceuticals, Inc., a publicly listed consumer healthcare company acquired by Aytu BioPharma in February 2020. Prior to Innovus, she served as the President and Chief Executive Officer of FasTrack Pharmaceuticals, Inc.

Vivian is currently an independent board member and Chair of the Audit Committee for ThermoGenesis Holdings Inc., a publicly listed cell therapy company. From 2017-2018, she served as the Chief Operating Officer and a member of the Board of Directors of ThermoGenesis’ predecessor company, Cesca Therapeutics, Inc. Previously, Vivian served as Managing Director of OxOnc Services Company, an oncology development company, and prior to that, Ms. Liu co-founded and served as President, Chief Executive Officer, and board director of NexMed, Inc., a drug development company which was later renamed Apricus BioSciences. Prior to her appointment as President of NexMed, Ms. Liu served in several executive capacities, including as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Vice President of Corporate Affairs. Ms. Liu has an M.P.A. from the University of Southern California and a B.A. from the University of California, Berkeley.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension containing carbinoxamine indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of Vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation and Fast Track designation from the U.S. Food and Drug Administration and has received Orphan Drug designation from the European Commission. Aytu is also researching and advancing the development of the Healight ultraviolet light A (UVA) endotracheal catheter, a patented, investigational medical device with potential application in the treatment of severe, difficult-to-treat respiratory infections. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Forward-looking statements, including but not limited to any statements regarding the financial results and statements presented in this press release. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the ability to attract and retain key management team members, the future growth potential of our commercial portfolio, the anticipated start dates, durations and completion dates and the potential safety and efficacy of our product candidates AR101 and Healight. We also refer you to the risks described in ''Risk Factors'' in Aytu's Annual and Quarterly Reports on Form 10-K and 10-Q and in the other reports and documents it files with the Securities and Exchange Commission.

Contact:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc

moki@aytubio.com